                                                                    Exhibit 23.1


The Board of Directors
Click Commerce, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated January 26, 2001, with respect to the consolidated balance sheets of Click Commerce, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, shareholders' equity (deficit), and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in the annual report on Form 10-K of Click Commerce, Inc. for the year ended December 31, 2000.


                                KPMG LLP


Chicago, Illinois
September, 25 2001